Exhibit 12.2

Axtel, S.A. de C.V. And Subsidiaries
Ratio of earnings to fixed charges
December 31,  2004, 2003, 2002,
  2001, 2000
(Thousand of constant pesos as of
  December 31, 2004, 2003, 2002,
  2001 , 2000)






                                                Dec-00            Dec-01           Dec-02            Dec-03           Dec-04
                                            Constant pesos     Constant pesos   Constant pesos   Constant pesos   Constant pesos
                                            as of Dec 00       as of Dec 01     as of Dec 02     as of Dec 03      as of Dec 04

Income (Loss) before income taxes
  and employee's profit sharing            $   (946,545)    $   (555,381)     $  (909,358)     $  2,748,326     $      82,066

Fixed charges:
Interest Expense                                232,940          374,629          415,584           218,305           274,079
Amortization of deferred charges                 10,074           17,521           22,236            11,080
Operating leases @ 33%                           53,966           78,573           66,849            64,363            94,895
                                           -------------    -------------     ------------     -------------    --------------
Total Fixed Charges:                            296,980          470,723          504,669           293,748           368,974

Inflation Information
National Consumer Price Index
  at the end of each period                     338.175          355.084          375.324           390.299           411.648
National Consumer Price Index
  as of Dec 31, 2004                            411.648          411.648          411.648           411.648           411.648
Inflation Index                                 1.21726          1.15930          1.09678           1.05470           1.00000


Axtel, S.A. de C.V. And Subsidiaries
Ratio of earnings to fixed charges
December 31,  2004, 2003, 2002,
  2001, 2000
(Thousand of constant pesos
  as of December 31, 2004)




                                             Dec-00              Dec-01                Dec-02          Dec-03            Dec-04
                                                                          Constant pesos as of December 04

Income (Loss) before income taxes
  and employee's profit sharing           $    (1,152,194)    $     (643,852)     $   (997,368)    $   2,898,656     $    82,066

Fixed charges:
Interest Expense                                  283,549            434,306           455,804           230,246         274,079
Amortization of deferred charges                   12,263             20,312            24,389            11,686               -
Operating leases @ 33%                             65,691             91,090            73,318            67,883          94,895
                                          ----------------    ---------------     -------------     -------------    ------------
Total Fixed Charges:                              361,503            545,708           553,511           309,815         368,974

Income (Loss) before income taxes and
  employee's profit sharing + fixed              (790,691)           (98,144)         (443,857)        3,208,471         451,040

Ratio of earnings to fixed charges                  (2.19)             (0.18)            (0.80)            10.36            1.22

